SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                               UCBH HOLDINGS, INC.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)


________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------

      2.    Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------

      4.    Proposed maximum aggregate value transaction:

            --------------------------------------------------------------------

      5.    Total fee paid:

            --------------------------------------------------------------------

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

            --------------------------------------------------------------------

      2.    Form, Schedule or Registration Statement No.:

            --------------------------------------------------------------------

      3.    Filing Party:

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      4.    Date Filed:

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


                               UCBH HOLDINGS, INC.
                               711 Van Ness Avenue
                         San Francisco, California 94102
                                 (415) 928-0700

                                                                  March 12, 2001

Dear Fellow Stockholders:

      You are cordially invited to attend the Annual Meeting (the "Meeting") of Stockholders of UCBH Holdings, Inc. (the "Company"), which will be held on Thursday, April 26, 2001, at 10:00 a.m. Pacific time at the Holiday Inn, San Francisco Financial District, 750 Kearny Street, Coit Tower Room I, San Francisco, California.

      At the meeting, we will elect three directors, amend the 1998 Stock Option Plan, amend the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares, ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants and report on the performance of the Company. We, as well as representatives of PricewaterhouseCoopers LLP, will be present at the Meeting to respond to any questions you may have regarding the business to be transacted or the Company's annual report. Attached is the Notice of the Meeting and the Proxy Statement describing the formal business to be transacted at the Meeting.

      The Board of Directors has determined that the matters to be considered at the Meeting are in the best interests of the Company and its stockholders. For the reasons set forth in the Proxy Statement, the Board unanimously recommends that you vote "FOR" the nominees as directors specified under Proposal 1; "FOR" the approval of the amendment to the 1998 Stock Option Plan increasing the number of shares reserved for Awards to 1,866,666 as specified under Proposal 2; "FOR" the approval of the amendment to the Company's Amended and Restated Certificate of Incorporation specified under Proposal 3; and "FOR" the ratification of independent accountants specified under Proposal 4.

      Whether or not you expect to attend, please sign and return the enclosed proxy card promptly. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

      On behalf of the Board of Directors and all of the employees of the Company, we thank you for your continued interest and support.

Sincerely,


/s/ Thomas S. Wu

Thomas S. Wu
President, Chief Executive Officer
and Director

                               UCBH HOLDINGS, INC.
                               711 Van Ness Avenue
                         San Francisco, California 94102
                                 (415) 928-0700

                       ----------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held on April 26, 2001

                       ----------------------------------

NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting (the "Meeting") of Stockholders of UCBH Holdings, Inc. (the "Company") will be held on April 26, 2001, at 10:00 a.m. Pacific time at the Holiday Inn, San Francisco Financial District, 750 Kearny Street, Coit Tower Room I, San Francisco, California, for the following purposes:

      1. To elect two directors for three-year terms and one director for a one-year term;

      2. To approve the amendment to the 1998 Stock Option Plan to increase the number of shares reserved for Awards under the Plan to 1,866,666;

      3. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the total number of authorized shares to 100,000,000, consisting of 90,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock;

      4. To ratify the Board of Directors' appointment of PricewaterhouseCoopers LLP as the Company's independent accountants; and

      5.    Such other matters as may properly come before the Meeting.

Stockholders owning UCBH Holdings, Inc. shares at the close of business on February 28, 2001, are entitled to attend and vote at the Meeting or any adjournments thereof. In the event there are not sufficient votes for a quorum, or to approve or ratify any of the foregoing proposals at the time of the Meeting, the Meeting may be adjourned in order to permit further solicitation of proxies by the Company. A complete list of stockholders entitled to vote at the Meeting will be available at the executive offices of UCBH Holdings, Inc., 711 Van Ness Avenue, San Francisco, California 94102, for a period of ten days prior to the Meeting and will also be available at the Meeting itself.

                                              By Order of the Board of Directors


                                              /s/ Eileen Romero

                                              Eileen Romero
                                              Corporate Secretary

San Francisco, California
March 12, 2001

                               UCBH HOLDINGS, INC.

                             -----------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 26, 2001

                             -----------------------

Solicitation and Voting of Proxies

      This Proxy Statement is being furnished to stockholders of UCBH Holdings, Inc. (the "Company") in connection with the solicitation by the Board of Directors ("Board of Directors" or "Board") of proxies to be used at the Annual Meeting of Stockholders (the "Meeting"), to be held on April 26, 2001 at 10:00 a.m. Pacific time at the Holiday Inn, San Francisco Financial District, 750 Kearny Street, Coit Tower Room I, San Francisco, California, and at any adjournments thereof. The 2000 Annual Report to Stockholders, including consolidated financial statements for the year ended December 31, 2000 accompanies this Proxy Statement, which is first being mailed to recordholders on or about March 12, 2001.

      Regardless of the number of shares of Common Stock owned, it is important that recordholders of a majority of the shares be represented by proxy or present in person at the Meeting. Stockholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, signed proxy cards will be voted "FOR" the election of the nominees for directors named in this proxy statement, "FOR" the approval of the amendment to the 1998 Stock Option Plan (the "Stock Option Plan"), "FOR" the approval of the amendment to the Company's Amended and Restated Certificate of Incorporation and "FOR" ratification of PricewaterhouseCoopers LLP as independent accountants of the Company for the year ending 2001.

      Other than the matters set forth on the attached Notice of the 2001 Annual Meeting of Stockholders, the Board of Directors knows of no additional matters that will be presented for consideration at the Meeting. Execution of a proxy, however, confers on the designated proxy holders' discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Meeting and at any adjournments thereof, including whether or not to adjourn the Meeting.

      You may revoke your proxy at any time prior to its exercise by filing a written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your recordholder to vote personally at the Meeting.

      The cost of solicitation of proxies on behalf of management will be borne by the Company. In addition to the solicitation of proxies by mail, Mellon Investor Services, a proxy solicitation firm, will assist the Company in soliciting proxies for the Meeting and will be paid a fee of $5,000, plus out-of-pocket expenses. Proxies may also be solicited personally or by telephone by directors, officers and other employees of the Company and its subsidiary, United Commercial Bank (the "Bank"), without additional compensation therefor. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

Voting Securities

      The securities which may be voted at the Meeting consist of shares of common stock of the Company ("Common Stock"), with each share entitling its owner to one vote on all matters to be voted on at the Meeting, except as described below. There is no cumulative voting for the election of directors.

      The close of business on February 28, 2001 has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of stockholders of record entitled to notice of and to vote at the Meeting and at any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 9,414,975 shares.

      As provided in the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), recordholders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to any vote in respect of the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as, by persons acting in concert with, such person or entity. The Company's Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit to supply information to the Company to enable the Board of Directors to implement and apply the Limit.

      The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting any shares in excess of the Limit pursuant to the Company's Certificate of Incorporation) is necessary to constitute a quorum at the Meeting. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Meeting, the Meeting may be adjourned in order to permit the further solicitation of proxies.

      As for the election of Directors set forth in Proposal 1, the proxy card being provided by the Board of Directors enables a shareholder to vote "FOR" the election of the nominees proposed by the Board of Directors, or to "WITHHOLD" authority to vote for one or more of the nominees being proposed. Under Delaware law and the Company's bylaws, the election of a director requires a plurality of the votes cast, without regard to either (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld. Plurality of the votes means that the three nominees receiving the highest number of yes ("FOR") votes will be elected as directors.

      As to the approval of the amendment to the 1998 Stock Option Plan as set forth in Proposal 2, the approval of the amendment to the Company's Certificate of Incorporation as set forth in Proposal 3, ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Accountants of the Company as set forth in Proposal 4 and all other matters that may properly come before the Meeting, by checking the appropriate box, a stockholder may: (i) vote "FOR" the proposal, (ii) vote "AGAINST" the proposal, or (iii) "ABSTAIN" from voting on such proposal.

      Under Delaware law and the Company's bylaws, the affirmative vote of a majority of the votes cast at the Annual Meeting, in person or by proxy, and entitled to vote is required to constitute stockholder approval and ratification of Proposals 2 and 4. Accordingly, shares as to which the "ABSTAIN" box has been selected on the proxy card for such proposals will not be counted as votes cast for purposes of Delaware law and the Company's bylaws. Shares underlying broker non-votes will not be counted as present and entitled to vote or as votes cast and will have no effect on such proposals.

      Under Delaware law and the Company's bylaws, the affirmative vote of a majority of the outstanding shares entitled to vote is required to constitute stockholder approval of Proposal 3. Accordingly, shares as to which the "ABSTAIN" box has been selected on the proxy card with respect to Proposal 3 will be counted as present and entitled to vote and shall have the effect of a vote against the matter. In contrast, shares underlying broker non-votes are not counted as present and entitled to vote on such proposal and have no effect on the vote on the proposal.

      Proxies solicited hereby will be returned to the Company's transfer agent, Mellon Investor Services, and will be tabulated by inspector(s) of election designated by the Board of Directors, who will not be employed by, or be a director of, the Company or any of its affiliates. After the final adjournment of the Meeting, the proxies will be returned to the Company for safekeeping.

Security Ownership of Certain Beneficial Owners

      The table on the following page sets forth information as to those persons believed by management to be beneficial owners of more than 5% of the Company's outstanding shares of Common Stock on the Record Date, or as disclosed in certain reports received to date regarding such ownership filed by such persons with the Company and with the Securities and Exchange Commission ("SEC"), in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended ("Exchange Act"). Other than those persons listed, the Company is not aware of any person, as such term is defined in the Exchange Act, that owns more than 5% of the Company's Common Stock as of the Record Date.

-----------------------------------------------------------------------------------------------------------------

Title of Class   Name and Address of Beneficial Owner          Amount and Nature of Beneficial   Percent of
                                                               Ownership                         Class
-----------------------------------------------------------------------------------------------------------------
Common Stock     Wellington Management Company, LLP
                 75 State Street                                          226,500 (1)                 2.4%
                 Boston, Massachusetts 02109
-----------------------------------------------------------------------------------------------------------------
Common Stock     The Banc Funds
                 208 South LaSalle St.                                    284,500 (2)                 3.0%
                 Chicago, Illinois 60604
-----------------------------------------------------------------------------------------------------------------
Common Stock     FMR Corp.
                 Edward C. Johnson 3d                                     528,000 (3)                 5.6%
                 Abigail P. Johnson
                 82 Devonshire Street
                 Boston, Massachusetts 02109
-----------------------------------------------------------------------------------------------------------------
Common Stock     Financial Stocks, Inc.
                 507 Carew Tower                                          561,667 (4)                 5.9%
                 441 Vine Street
                 Cincinnati, Ohio 45202
-----------------------------------------------------------------------------------------------------------------
Common Stock     Westfield Capital Management Co., Inc.
                 One Financial Center                                     813,494 (5)                 8.6%
                 Boston, MA  02111
-----------------------------------------------------------------------------------------------------------------
Common Stock     Private Capital Management, Inc.
                 Bruce S. Sherman                                         898,298 (6)                 9.5%
                 3003 Tamiami Trail N.
                 Naples, Florida 34103
-----------------------------------------------------------------------------------------------------------------

(1) Based on information contained in Amendment No. 2 to Schedule 13G, filed with the SEC on November 30, 2000, Wellington Management Company, LLP, has shared voting power with respect to 31,100 shares of Common Stock, and shared dispositive power with respect to 226,500 shares of Common Stock.

(2) Based on information contained in a Schedule 13G filed with the SEC on February 12, 2001, the Banc Funds are composed of Banc Fund III L.P., which owns 10,291 shares of Common Stock, Bank Fund III Trust, which owns 31,542 shares of Common Stock, Banc Fund IV L.P., which owns 156,667 shares of Common Stock, and Banc Fund V L.P., which owns 86,000 shares of Common Stock.

(3) Based on information provided by FMR Corp. ("FMR"), Edward C. Johnson 3d and Abigail P. Johnson included in their joint Schedule 13G dated February 14, 2001, and filed with the SEC wherein they reported the beneficial ownership of 528,000 shares at December 31, 2000. They state that:
      Fidelity Management & Research Company ("Fidelity") is the beneficial owner of 476,000 shares as a result of acting as investment advisor to various investment companies; the ownership of one investment company, Fidelity Low-Priced Stock Fund amounted to 476,000 shares or 5.081% of the common stock outstanding; Mr. Johnson, FMR and the funds each has sole power to dispose of the 476,000 shares but neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds' boards of trustees and is carried out by Fidelity; Fidelity Management Trust Company ("FMTC") is the beneficial owner of 52,000 shares as a result of its serving as investment manager of institutional accounts; Mr. Johnson and FMR each has sole dispositive power over 52,000 shares and sole power to vote or to direct the voting of 52,000 shares owned by institutional accounts.

(4) Based on information contained in a Schedule 13D filed with the SEC on December 31, 1998.

(5) Based on information contained in a Schedule 13G filed with the SEC on January 31, 2001.

(6) Based on information contained in a Schedule 13G filed with the SEC on February 15, 2001, Bruce S. Sherman, Chairman of Private Capital Management, Inc., and Gregg J. Powers, its President, exercise shared dispositive power with respect to shares held by it on behalf of its clients.

                 PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

                                   PROPOSAL 1.
                              ELECTION OF DIRECTORS

      The Board of Directors of the Company consists of seven (7) directors and is divided into three classes. Each of the members of the Board of Directors of the Company also serves as a Director of United Commercial Bank, which is a wholly-owned subsidiary of the Company. Directors are elected for staggered terms of three years each, with the term of office of one of the three classes of Directors expiring each year. Directors serve until their successors are elected and qualified.

      The three nominees proposed for election at this Annual Meeting are Godwin Wong, Thomas S. Wu and Joseph S. Wu. Messrs. Wong and T. Wu are nominated for terms to expire at the annual meeting to be held in 2004. Mr. J. Wu was appointed by the Board of Directors in October 2000 to fill the remaining vacancy on the Board and is nominated for a term to expire at the annual meeting in 2002. No person being nominated as a Director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.

      In the event that any such nominee is unable to serve, or declines to serve for any reason, it is intended that the proxies will be voted for the election of such other person as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. Unless authority to vote for the nominee is withheld, it is intended that the shares represented by the enclosed proxy card, if executed and returned, will be voted "FOR" the election of the nominees proposed by the Board of Directors.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE ELECTION OF MESSRS. WONG, T. WU AND J. WU AS DIRECTORS OF UCBH HOLDINGS, INC.

Information with Respect to the Nominees, Continuing Directors and Certain Executive Officers of the Company

      The following table sets forth, as of the Record Date, the names of the nominees, continuing Directors and named executive officers of the Company, as defined below: their ages; their position with the Company; certain directorships held by each; the year in which each became a Director and the year in which their terms (or in the case of the nominees, their proposed terms) as Director of the Company expire. The table also sets forth the amount of Common Stock and the percent thereof beneficially owned by each Director and named executive officer and all Directors and executive officers as a group as of the Record Date.

----------------------------------------------------------------------------------------------------------------------------------

Nominees for Directors  Title (1)                     Age    Director    Term to    Shares of        Right to         Percent of
                                                             Since (2)   Expire     Common Stock     Acquire Shares   Class (5)
                                                                                    Beneficially     of Common
                                                                                    Owned (3)        Stock (4)
----------------------------------------------------------------------------------------------------------------------------------
Godwin Wong (6,7,8)     Director                      51     1998        2004             20,000             11,334   *

----------------------------------------------------------------------------------------------------------------------------------

Thomas S. Wu (6)        President, Chief Executive    42     1998        2004             35,773            165,000   2.1%
                        Officer and Director

----------------------------------------------------------------------------------------------------------------------------------

Joseph S. Wu (6&8)      Director                      36     2000        2002                 --                 --   *

----------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Continuing Directors        Title (1)                      Age     Director    Term to   Shares of         Right to       Percent of
                                                                   Since (2)   Expire    Common Stock      Acquire        Class (5)
                                                                                         Beneficially      Shares of
                                                                                         Owned (3)         Common
                                                                                                           Stock (4)
------------------------------------------------------------------------------------------------------------------------------------
Ronald McMeekin (6,7,8)     Director                       67      1998        2002                --          6,334      *

------------------------------------------------------------------------------------------------------------------------------------

Li-Lin Ko (6&8)             Director                       51      2000        2002               500          4,000      *

------------------------------------------------------------------------------------------------------------------------------------

Sau-wing Lam (6&7)          Chairman of the Board of       48      1996        2003            50,185         70,000      1.3%
                            Directors

------------------------------------------------------------------------------------------------------------------------------------

Jonathan H. Downing (6)     Senior Vice President,        49      1993        2003             23,686         75,000      1.0%
                            Chief Financial Officer,
                            Treasurer and Director

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Named Executive             Title (1)                      Age                           Shares of         Right to       Percent of
Officers Who Are                                                                         Common Stock      Acquire        Class (5)
Not Directors                                                                            Beneficially      Shares of
                                                                                         Owned (3)         Common
                                                                                                           Stock (4)
------------------------------------------------------------------------------------------------------------------------------------
Louis E. Barbarelli         Senior Vice President,         58                                   3,333         33,000      *
                            Chief Information Officer
                            and Director of Operations
------------------------------------------------------------------------------------------------------------------------------------

Sylvia Loh                  Senior Vice President and      45                                  17,728         58,333     *
                            Director of Commercial
                            Banking
------------------------------------------------------------------------------------------------------------------------------------

William T. Goldrick         Senior Vice President and      69                                   3,333         22,667      *
                            Chief Credit Officer
------------------------------------------------------------------------------------------------------------------------------------

All Directors and                                                                             161,205        483,334      6.8%
Executive Officers as a
Group (13 persons)
------------------------------------------------------------------------------------------------------------------------------------

                                                  (continued from previous page)

*     Does not exceed 1.0% of the Company's voting securities.

(1)   Titles are for both the Company and the Bank unless otherwise indicated.

(2) The date given includes years during which the director served on the Board of USB Holdings, Inc., the predecessor to UCBH Holdings, Inc.

(3) Each person effectively exercises sole (or shares with spouse or other immediate family member) voting or dispositive power as to shares reported herein (except as noted).

(4) Represents options granted under the UCBH Holdings, Inc. 1998 Stock Option Plan (the "Stock Option Plan") which have vested or will vest within sixty days of the Record Date.

(5) As of the Record Date, there were 9,414,975 shares of Common Stock outstanding.

(6) Member of the Credit Policy and Investment Committee of which Dr. Wong is the Chairman.

(7)   Member of the Human Resources Committee of which Mr. Lam is the Chairman.

(8) Member of the Audit and Examining Committee of which Mr. McMeekin is the Chairman.

Nominees for Directors:

      Mr. T. Wu was appointed President and Chief Executive Officer of the Bank effective January 1, 1998. Prior to that appointment, Mr. Wu was the Executive Vice President and Director of the Bank as of September 25, 1997. Mr. Wu was elected President and Chief Executive Officer of the Company effective March 26, 1998, and as a director of the Company on April 17, 1998. Previously, Mr. Wu was the Director of Customer Care for Pacific Link Communications Limited in Hong Kong where he was responsible for formulating and implementing customer care, customer retention, and customer communications strategies. Mr. Wu served as a director of the Bank from 1995-1996 and was a Senior Vice President, Head of Retail Banking of the Bank from 1992-1996 when he directed the marketing, public relations, loan originations, branch administration and operations control functions. Mr. Wu also served the Bank as Vice President, Regional Manager, of its Southern California Retail Banking Division from 1991-1992.

      Dr. Wong has been a director of the Bank since 1994 and of the Company since April 1998. Dr. Wong has been a professor at the Haas School of Business at the University of California at Berkeley for sixteen years and has been on the faculty of the Graduate School of Business Administration, Zurich, Switzerland for the last eleven years. Dr. Wong has lectured to business executives in eighteen countries and has served on the boards of directors of several California banks.

      Mr. J. Wu has served as a partner with the law firm of Arter & Hadden, LLP since 1999 and currently chairs the firm's West Coast Asian/Pacific Rim practice, supporting clients in investments and related activities between the United States and the Pacific Rim. Prior to his position with Arter & Hadden, Mr. Wu was associated with the international law firm of Morgan, Lewis & Bockius, LLP, where he established his practice in handling commercial business matters for clients between the United States and Asia. Mr. Wu holds a Bachelor of Arts degree from the University of California at Irvine and a Juris Doctorate from the University of California at Los Angeles. On July 13, 2000, Mr. Wu was appointed to serve as a director of the Bank and the Company to fill the remaining vacancy on the Board effective October 10, 2000.

Continuing Directors:

      Mr. Lam was appointed Chairman of the Board of Directors of the Company and of the Bank in April 1998 and has been a director of the Company and of the Bank, and its predecessor, United Savings Bank, F.S.B., since December 1996. From December 1996 to March 1998, he served as President of the Company. From December 1996 to December 1997, he served as President and Chief Executive Officer of the Bank. From January 1997 to April 1998, he served as Vice Chairman of the Bank. From 1995 to 1996, Mr. Lam served as President and Chief Executive Officer of Pacific Link Communications Limited located in Hong Kong, a subsidiary of the First Pacific Group. Prior to becoming Chief Executive Officer of Pacific Link, Mr. Lam was appointed President, Chief Executive Officer and Director of the Bank from March 1991 through January 1995.

      Mr. Downing has been Senior Vice President and Chief Financial Officer of the Bank and of the Company since 1989. Mr. Downing has served as a director of the Bank since January 1991 and of the Company since November 1993. Mr. Downing joined the Bank in 1986 in conjunction with the acquisition of FPM Mortgage, of which Mr. Downing was a co-founder. Mr. Downing holds a Bachelor's degree in Accounting from California State University, San Diego, and obtained a professional designation of Certified Public Accountant. He was formerly with Arthur Andersen & Co.

      Ms. Ko has held the position of Executive Vice President, Finance at Pacific Shore Funding in Lake Forest, California since January 1999. Previously, Ms. Ko was Chief Financial Officer at several financial institutions, including Plaza Home Mortgage Corporation. In a career spanning 26 years, she has gained strong experience in financial institutions ranging from high growth publicly held savings banks to high growth privately owned mortgage banks. Ms. Ko holds a Bachelor's degree in Accounting from California State University, Fullerton, and obtained a professional designation of Certified Public Accountant. She was formerly with Arthur Young & Company (now Ernst & Young). Ms. Ko has served as a director of the Company and the Bank since January 2000.

      Mr. McMeekin was appointed as a director of the Company and the Bank in July 1998. With over 31 years of extensive domestic and overseas banking experience, he has served as Chief Executive Officer for the following banks:
Bank of the Orient in San Francisco from 1990 to 1996, I.B.I. Asia in Hong Kong from 1988 to 1989, and Ocean Leila in Hong Kong from 1973 to 1976. Mr. McMeekin is a retired banker since 1996 and is currently a financial consultant.

Named Executive Officers Who Are Not Directors:

      Mr. Barbarelli was appointed as Senior Vice President, Chief Information Officer and Director of Operations of the Company and the Bank effective January 1, 2000. Prior to this appointment, he served as Senior Vice President and Director of Operations and Systems of the Bank since August 1993 and served as a member of the Board of Directors from 1994 to 1998. Prior to 1993, he served for two years as a Senior Vice President and Chief Auditor of the Bank.

      Ms. Loh is a Senior Vice President and Director of Commercial Banking of the Company and the Bank and joined the Bank as Vice President and Head of Commercial Banking in January 1996. From 1992 to 1996, Ms. Loh held the position of Vice President, Relationship Manager, Bank of America, International Trade Bank.

      Mr. Goldrick has been Senior Vice President and Chief Credit Officer of the Bank since January 1997 and of the Company since April 1998. Previously, Mr. Goldrick was the Senior Vice President, Senior Credit Officer for America California Bank; Chief Lending Officer for National American Bank; First Vice President-Manager Loan Administration for MBANK; Vice President-Credit Policy and Vice President-Senior Credit Officer for Asia for Crocker National Bank. Mr. Goldrick has also held various international banking positions with Citibank. Mr. Goldrick received a B.A. in Economics from the University of California, Santa Barbara in 1957.

      No director is related to any other director or executive officer of the Company or the Bank by blood, marriage or adoption.

Meetings and Committees

      The Board of Directors of the Company met eight times (four regular meetings, one special meeting and two meetings by unanimous consent) during the year ended December 31, 2000, and had the following standing committees which met during the year: The Credit Policy and Investment Committee, the Human Resources Committee, the Nominating Committee and the Audit and Examining Committee. All of the directors of the Company attended at least 75% of the total number of the Company's Board meetings held and Committee meetings which such directors served during 2000.

      Credit Policy and Investment Committee. The Credit Policy and Investment Committee of the Company and the Bank currently is composed of seven members of the Board of Directors (Messrs. Wong, Downing, Lam, McMeekin, J. Wu and T. Wu and Ms. Ko). This Committee is responsible for approving credit policies, setting parameters for credit risks, monitoring the overall credit risk profile for the Company and the Bank and the allowance for loan losses. The Credit Policy and Investment Committee of the Company and of the Bank each met quarterly during 2000.

      Human Resources Committee. The Human Resources Committee of the Company and the Bank currently is composed of three outside directors (Messrs. Lam, McMeekin and Wong). This Committee reviews and recommends to the Board of Directors compensation for senior management of the Bank; the adoption, amendment and implementation of incentive compensation plans, stock option plans, and other benefit plans and programs for the Company and the Bank. The Human Resources Committee of the Company and the Bank is also responsible for maintaining on behalf of the Board of Directors a current senior management succession and contingency plan; charged with the investigation and resolution of any incident which may be construed as a potential conflict of interest on behalf of any member of senior management or other offices of the Company and the Bank wherein board of directors oversight and action are appropriate; and may be required from time to time that senior management of the Company and Bank, or other officers of the Company and the Bank provide proposals for, or status or progress reports on, policies or programs which may have a material bearing on the strategic human resources philosophy and consequent operational direction of the Company and Bank. In 2000, this Committee met eight times.

      Nominating Committee. The Board of Directors acts as the Nominating Committee of the Company and identifies, recruits, interviews, evaluates and nominates individuals for election as Directors of the Company. The Company's Bylaws provide certain guidelines for nominations by stockholders for the Board of Directors. The Bylaws provide that the notice of nomination must be delivered in writing or mailed to and received at the principal executive offices of the Company by the Secretary of the Company not less than ninety (90) days prior to the date of the Annual Meeting; provided, that in the event that less than one hundred (100) days' notice or prior disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or when public disclosure was made. The Bylaws also specify other guidelines and requirements.

      Audit and Examining Committee. The Audit and Examining Committee of the Company and the Bank currently is composed of four outside directors (Messrs. McMeekin, Wong and J. Wu and Ms. Ko) all of whom are independent of the Company and the Bank, as defined by the listing standards of The Nasdaq Stock Market. The Audit and Examining Committee of the Company was formed in May 1998. That committee met quarterly during 2000. The Audit and Examining Committee of the Bank met quarterly during 2000. These committees are responsible for reporting to the Board on the general financial condition of the Company and the Bank and the results of the annual audit, and are responsible for ensuring that the Company's and the Bank's activities are conducted in accordance with applicable laws and regulations. These committees also monitored the Year 2000 compliance program of the Company and the Bank. In July 2000, the Board of Directors adopted a revised Audit and Examining Committee Charter for the Company and the Bank, a copy of which is attached as an appendix to this proxy statement. Mr. J. Wu was appointed to the Board effective October 10, 2000 and attended the meeting held on that date.

Report of the Audit and Examining Committee

      The report of the Audit and Examining Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, except as to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

      In accordance with its written charter adopted by the Board of Directors on July 13, 2000, the Audit and Examining Committee (the "Committee") assists the Board of Directors in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of the Company and the Bank and their systems of internal controls.

      In discharging its oversight responsibility as to the audit process, each year the Committee obtains from its independent accountants a formal written statement describing all relationships between the accountants and the Company that might bear on the accountants' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discusses with the accountants any relationships that may impact their objectivity and independence, and satisfies itself as to the accountants' independence.

      The Committee reviews with the Company's internal auditors and independent accountants the overall scope and plans for their respective audits and the results of internal audit examinations. The Committee also discusses with management, the internal auditors and the independent accountants the quality and adequacy of the Company's internal controls and the overall quality of the Company's financial reporting process.

      On an annual basis, the Committee discusses and reviews with its independent accountants communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and discusses and reviews the results of the independent accountants' examination of the consolidated financial statements. In addition, the Committee considers the compatibility of nonauditing services provided to the Company and the Bank with the accountants' independence in performing their auditing functions.

      The Committee reviewed and discussed interim financial information contained in each quarterly report and earnings announcement with management and independent accountants prior to public release as necessary. The Committee reviewed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2000, with management and the independent accountants. Management has the responsibility for the preparation of the Company's consolidated financial statements and the independent accountants have the responsibility for the audit of those statements.

      Based on the above mentioned reviews and discussions with management and the independent accountants, the Committee recommends to the Board that the Company's audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Committee also recommends the reappointment, subject to shareholder approval, of the independent accountants, and the Board of Directors concurs with such recommendation.

Dated: February 28, 2001

                        The Audit and Examining Committee

Ronald McMeekin         Godwin Wong            Li-Lin Ko            Joseph S. Wu
Chairman

                           Independent Accountant Fees

      The following table sets forth the aggregate fees billed to the Company and the Bank for professional services rendered by the Independent Accountants for the year ended December 31, 2000:

      --------------------------------------------------------------------------

      Audit Fees ................................................       $209,580
      Financial Information Systems Design and Implementation
      Fees ......................................................             --
      All Other Fees ............................................        561,157

      --------------------------------------------------------------------------

Directors' Compensation

      Directors' Fees. All outside directors of the Company and the Bank, except for Mr. J. Wu, received an annual retainer of $25,200, while the Chairman of the Board of the Company received an annual retainer of $129,996 for 2000. Mr. J. Wu received a retainer of $6,300 for 2000. No committee meeting fees are paid by the Company or the Bank. Mr. Lam received additional directors' fees of $40,000 for serving as Chairman in 2000 and Messrs. McMeekin and Wong and Ms. Ko each received additional directors' fees of $20,000 for 2000. Mr. J. Wu received additional directors' fees of $5,000 for 2000. Messrs. T. Wu and Downing do not receive any additional compensation for serving as directors of the Company and the Bank.

      Option Plan. The Company has adopted the Stock Option Plan (approved by the shareholders on July 30, 1998 and amended as of April 29, 1999), under which all directors who are not also employees of the Company are eligible to receive options to purchase common stock. Under the Stock Option Plan in 2000, Ms. Ko was granted non-statutory options to purchase 12,000 shares of Common Stock, at an exercise price of $20.00 and Mr. J. Wu was granted non-statutory options to purchase 10,000 shares of Common Stock at $34.00, each of which was the fair market price on the date of the grants. The options vest in three equal annual installments commencing on January 12, 2001 for Ms. Ko and on October 12, 2001 for Mr. J. Wu.

Compensation Committee Interlocks and Insider Participation

      The Human Resources Committee is made up of three directors, Messrs. Sau-wing Lam, Ronald McMeekin and Godwin Wong. Mr. Lam was formerly an officer of the Company and the Bank.

Executive Compensation

      The report of the Human Resource Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, except as to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

      Human Resources Committee Report on Executive Compensation. Under rules established by the Securities and Exchange Commission ("SEC"), the Company is required to provide certain data and information with regard to the compensation and benefits provided to the Company's Chief Executive Officer and other executive officers of the Company for the year ended December 31, 2000. The following discussion addresses compensation information relating to the Chief Executive Officer and the executive officers of the Bank for 2000 and sets forth the report of the Human Resources Committee of the Bank and of the Company (collectively the "Committee"). The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals.

      The following policies and procedures were utilized to determine executive compensation levels for 2000. As a result of the success of the public offering, the conversion from a thrift to a commercial bank and other operational changes, subjective qualitative measures were more heavily relied upon by the Committee than quantitative.

      Compensation Policies and Procedures. The compensation policy of the Company and Bank is designed to attract and retain highly qualified personnel and to provide meaningful incentives for measurable performance. The Committee reviews and recommends to the Board of Directors compensation for executive officers of the Company and Bank, the adoption, amendment and implementation of incentive compensation plans, stock option plans, and other benefit plans and programs for the Company and Bank.

      The Committee annually reviews and evaluates base salary and annual bonuses for all executive officers, and in conducting such reviews places primary consideration upon the recommendations by the President and Chief Executive Officer ("Chief Executive Officer"), along with the rationale for such recommendations, with the exception of the compensation review of the Chief Executive Officer. The President and Chief Executive Officer does not participate in the Committee's decision as to his compensation package. In establishing individual compensation levels, the Committee considers the Company's and Bank's overall objectives and performance, peer group comparisons and individual performance.

      The Committee adopted the following goals in establishing executive compensation: (1) attracting, retaining and rewarding highly qualified and productive persons; (2) relating compensation to both Bank and individual performance; and (3) establishing compensation levels that are internally equitable and externally competitive.

      Base Salaries. Salary levels recommended by the Committee are intended to be consistent and competitive with the practices of comparable financial institutions and each executive's level of responsibility. The Committee generally utilizes internal and/or external surveys of compensation paid to executive officers performing similar duties for depository institutions and their holding companies with particular focus on the level of compensation paid by comparable institutions in the San Francisco Bay Area and the Los Angeles Metropolitan Area. In this regard, the Committee utilized internal surveys with respect to its executive officers and attempted to make compensation levels commensurate with levels paid to officers of such similarly situated publicly traded financial institutions.

      Although the Committee's recommendations are discretionary and no specific formula is used for decision making, salary increases are aimed at reflecting the overall performance of the Company and Bank and the performance of the individual executive officer.

      Merit Increase. Merit increases are designed to encourage management to perform at consistently high levels. Salaries for executives are reviewed by the Committee on an annual basis and may be increased at that time based on the Committee's agreement that the individual's overall contribution to the Company merits recognition. The salary adjustments reflected in the summary Compensation Table were also affected in the case of executive officers other than the Chief Executive Officer, by the evaluation of individual contributions to the Company as provided to the Committee by the Chief Executive Officer.

      Bonus. Bonuses for executives are intended to be used as an incentive to encourage management to perform at a high level or to recognize a particular contribution by an employee or exceptional company performance.

      For 2000, the Company and Bank did not maintain a cash bonus plan and all bonuses paid were discretionary and determined by an initial recommendation of the Chief Executive Officer and reviewed and evaluated by the Committee. In determining the amount of the bonuses, the Committee primarily considered the profitability of the Company and Bank and the entire compensation package of the executive officers. In 2000, the Bank accrued a portion of its net operating income for the purpose of paying discretionary bonuses recommended by the Committee and approved by the Board of Directors. For 2000, the Committee specifically considered the Bank's level of funds available for the payment of bonuses, the base salary increase of each executive officer and corporate events during 2000 which required additional effort by the executive officers of the Company and Bank.

      Stock Options. The Committee believes that stock ownership by management is beneficial in aligning management and stockholders' interests with respect to enhancing stockholder value. Stock options are also important in continuing to attract, retain, and motivate qualified employees and also provide them with a proprietary interest in the Company as an incentive to contribute to the success of the Company, promote the attention of management to other stockholders' concerns and reward employees for outstanding performance. Pursuant to the Stock Option Plan, awards for the named executive officers were made as set forth in the Summary Compensation Table and the table contained in the Option Grants During Year Ended December 31, 2000 section.

      Chief Executive Officer. In evaluating the compensation of Mr. Thomas S. Wu, the Committee placed particular emphasis on Mr. Wu's achievements and performance in 2000. In addition to record earnings, the Committee took into consideration the positive progress in restructuring the infrastructure of the Bank from a savings bank to a commercial bank, and in meeting the challenge of the reorganization from a privately-owned thrift to a publicly-traded commercial bank. The leadership provided by Mr. Wu enabled the Bank to meet these challenges, and the Bank achieved record levels of loan originations, core deposit growth, return on assets, return on equity and efficiency ratio. Furthermore, asset quality continued to improve with delinquencies and classified assets at historical lows.

                          The Human Resources Committee

Sau-wing Lam                       Godwin Wong                   Ronald McMeekin
Chairman

Summary Compensation Table

      The following shows, for the years ended December 31, 2000, 1999 and 1998, the cash compensation paid by the Company and the Bank as well as certain other compensation paid for those years, to the Chief Executive Officer and the other four most highly compensated executive officers at the Company (the "Named Executive Officers").

------------------------------------------------------------------------------------------------------------------------------------

                                          Annual Compensation                               Long-Term Compensation

                                                                                        Awards                    Payouts
------------------------------------------------------------------------------------------------------------------------------------
Name and Principal             Year     Salary    Bonus(1)    Other Annual     Restricted     Securities      LTIP      All Other
Position                                                    Compensation (2)  Stock Awards    Underlying     Payouts   Compensation
                                                                                             Options/SARs
                             -------------------------------------------------------------------------------------------------------
Thomas S. Wu (6)               2000    $300,000   $400,000        --               --               --          --          --
President and Chief
Executive Officer and          1999     275,004    300,000        --               --          105,000(4)       --          --
Director
                               1998     195,000    200,000        --               --           95,000(5)       --          --

Jonathan H. Downing            2000    $187,248   $150,000        --               --               --          --          --
Senior Vice President,
Chief Financial Officer,       1999     174,996    115,000        --               --           15,000(4)       --          --
Treasurer and Director
                               1998     165,000     85,000        --               --           65,000(5)       --          --

Louis E. Barbarelli            2000    $158,400   $100,000        --               --            3,000(3)       --          --
Senior Vice President,
Chief Information Officer      1999     144,000     75,000        --               --            3,000(4)       --          --
and Director of Operations
                               1998     134,004     50,000        --               --           30,000(5)       --          --

Sylvia Loh                     2000    $156,600   $ 85,000        --               --               --          --          --
Senior Vice President and
Director of Commercial         1999     144,996     70,000        --               --            5,000(4)       --          --
Banking
                               1998     135,240     60,000        --               --           55,000(5)       --          --

William T. Goldrick            2000    $114,996   $ 80,000        --               --            2,000(3)       --          --
Senior Vice President
and Chief Credit Officer       1999      99,996     60,000        --               --            3,000(4)       --          --

                               1998      89,244     35,000        --               --           20,000(5)       --          --

------------------------------------------------------------------------------------------------------------------------------------

(1) The referenced bonus represents a performance bonus for the years ended December 31, 2000, 1999 and 1998.

(2) For 2000, 1999 and 1998, there were no perquisites with an aggregate value over the lesser of $50,000 or 10% of the individual's total salary and bonus for the year or other compensation that would otherwise require disclosure in this column.

(3) The stock option grants in 2000 for the Named Executive Officers provide that 1/3 of the total options granted vest annually over three (3) years commencing on January 12, 2001 at an exercise price of $20.00 per share.

(4) The stock option grants in 1999 for the Named Executive Officers provide that 1/3 of the total options granted vest annually over three (3) years commencing on April 29, 2000 at an exercise price of $15.00 per share.

(5) The stock option grants in 1998 provide that 1/3 of the total options granted vest annually over three (3) years commencing on April 17, 1999 at an exercise price of $15.00 per share.

(6) Mr. T. Wu re-joined the Bank on September 23, 1997, after spending one year with Pacific Link Communications Limited, a former overseas affiliate. Mr. T. Wu was named President and Chief Executive Officer of the Bank effective January 1, 1998 and was elected President and Chief Executive Officer of the Company effective March 26, 1998 and as a Director of the Company on April 17, 1998.

Employment and Change in Control Agreements

      The Bank and the Company have entered into employment agreements with Thomas S. Wu, the President and Chief Executive Officer of the Company and the Bank (the "Executive"). These employment agreements are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of the Executive.

      The employment agreements provide for a three-year term. The Bank employment agreement provides that, commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors will review the agreement and the Executive's performance for purposes of determining whether to extend the agreement for an additional year so that the remaining term shall be three years, unless written notice of non-renewal is given by the Board of Directors after conducting a performance evaluation of the Executive. The term of the Company employment agreement shall be extended on a daily basis unless written notice of non-renewal is given by the Board of Directors after conducting a performance evaluation of the Executive. The agreements provide that the Executive's base salary will be reviewed annually. In addition to the base salary, the agreements provide for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The agreements provide for termination by the Bank or the Company for cause as would be defined in the agreements, at any time. In the event the Bank or the Company chooses to terminate the Executive's employment for any reasons other than for cause, or in the event of the Executive's resignation from the Bank and the Company upon: (i) failure to re-elect the Executive to Executive's current offices; (ii) a material change in the Executive's functions, duties or responsibilities; (iii) a relocation of the Executive's principal place of employment by more than 25 miles; (iv) liquidation or dissolution of the Bank or the Company; or (v) a breach of the agreement by the Bank or the Company; the Executive or, in the event of death, the Executive's beneficiary, would be entitled to receive an amount equal to the remaining base salary payments due to the Executive and the contributions that would have been made on the Executive's behalf to any employee benefit plans of the Bank or the Company during the remaining term of the agreement. The Bank and the Company would also continue and pay for the Executive's life, health and disability insurance coverage for the remaining term of the agreement.

      Under the agreements, if voluntary or involuntary termination follows a change in control of the Bank or the Company as defined in the employment agreements, it is expected that, the Executive, or, in the event of the Executive's death, his beneficiary, would be entitled to a severance payment equal to the greater of: (i) the payments due for the remaining terms of the agreement; or (ii) three times the highest annual compensation paid for the three preceding years. It is expected that the Bank and the Company would also continue the Executive's life, health and disability insurance coverage for 36 months.

      The Bank and the Company have entered into three-year termination and change in control agreements ("CIC Agreements") with certain other executive officers (the "Officers") of the Company and the Bank. The CIC Agreements provide that commencing on the first anniversary date and continuing on each anniversary thereafter, the Bank's CIC Agreements may be renewed by the Board of Directors for an additional year. The Company's CIC Agreements are similar to the Bank's CIC Agreements except that the term of the Company's CIC Agreements shall be extended on a daily basis. The CIC Agreements provide that in the event voluntary or involuntary termination follows a change in control of the Bank or the Company, the Officer would be entitled to receive a severance payment equal to three times the Officer's highest annual compensation for the three years preceding the change in control. The Bank would also continue, and pay for, the Officer's life, health and disability insurance coverage for the remaining term of the agreements. Payments to the Officer under the Bank's CIC Agreements are guaranteed by the Company in the event that payments of benefits are not paid by the Bank. The CIC Agreements also provide that if an Officer is terminated during the existence of the CIC Agreement for any reason other than resignation, cause (as defined in the CIC Agreements), death or permanent disability, but prior to any change in control of the Company or the Bank, the Officer shall be paid a severance payment equal to the highest annual compensation paid to such Officer for the three preceding years.

      In the event of a change in control, total payments to the Executive and the Officers under the employment agreements and the CIC Agreements, based solely on current base salary, would be $3.96 million.

Option Grants During Year Ended December 31, 2000

      The following table sets forth the number of shares for which options under the Stock Option Plan were granted in 2000 to the Named Executive Officers, the percent of the total options granted to employees in 2000 such options represented, the exercise price, expiration date and potential realizable value of such options assuming an annual appreciation of the Company's Common Stock of five percent and ten percent, respectively.

-----------------------------------------------------------------------------------------------------------------------------------

                                   Individual Grants                                             Potential Realizable Value at
                                                                                              Assumed Annual Rates of Stock Price
                                                                                              Appreciation for option term (1)
-----------------------------------------------------------------------------------------------------------------------------------

            Name              Securities       % of Total     Exercise or    Expiration Date         5%                 10%
                              Underlying        Options        Base Price
                           Options Granted     Granted to    ($/Share) (4)
                                 (2)          Employees in
                                                2000 (3)
-----------------------------------------------------------------------------------------------------------------------------------
Thomas S. Wu                      --               --              --              --                --                 --
-----------------------------------------------------------------------------------------------------------------------------------
Jonathan H. Downing               --               --              --              --                --                 --
-----------------------------------------------------------------------------------------------------------------------------------
Sylvia Loh                        --               --              --              --                --                 --
-----------------------------------------------------------------------------------------------------------------------------------
Louis Barbarelli                3,000             2.9%           $20.00          1/12/10           $52,710           $110,640
-----------------------------------------------------------------------------------------------------------------------------------
William T. Goldrick             2,000             2.0%           $20.00          1/12/10           $35,140            $73,760
-----------------------------------------------------------------------------------------------------------------------------------

(1) In accordance with SEC rules, these columns show gains that might exist for the respective options, assuming the market price of the Company's Common Stock appreciates from the date of grant over a period of ten years at the annualized rates of five and ten percent, respectively. If the stock price does not increase above the exercise price at the time of exercise, realized value to the named executives from these options will be zero.
(2) These options are exercisable in three equal installments commencing on the anniversary date of the grant.
(3)   Does not include 40,830 options which were forfeited in 2000.
(4) Under the Stock Option Plan, the option exercise price can be no lower than fair market value at the date of the grant. For the Named Executive Officers, all of these options were granted on January 12, 2000 at an exercise price of $20.00 per share. On that date, the price of a share of Common Stock was $20.00.

      The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding options held by the Named Executive Officers as of December 31, 2000. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.

                                            Aggregate Year-End Option/SAR Values
--------------------------------------------------------------------------------------------------------------------------
                                                                                                Value of
                                   Number of Securities                                       Unexercised
                                  Underlying Unexercised                                      In the Money
                                     Options/SARs at                                        Options/SARs at
                                  Fiscal Year-End(#)(1)                                 Fiscal Year-End($)(2)(3)
                          -------------------------------------------     ------------------------------------------------
Name                         Exercisable          Unexercisable                Exercisable                 Unexercisable
---------------------     ---------------     -----------------------     ---------------------     ----------------------
Thomas S. Wu                    98,334                  101,666                  3,109,812                   3,215,187
Jonathan H. Downing             48,334                   31,666                  1,528,563                   1,001,437
Sylvia Loh                      38,334                   21,666                  1,212,313                     685,187
Louis Barbarelli                21,000                   15,000                    664,125                     459,375
William T. Goldrick             14,334                   10,666                    453,313                     327,312

---------------------------------

(1) The options in this table have an exercise price ranging from $15.00 to $20.00.
(2)   The price of the Common Stock on December 29, 2000 was $46.625.
(3) Based on the market value of the underlying Common Stock at fiscal year-end, minus the exercise price.

401(k) Plan

      The Bank maintains a 401(k) Plan, a tax-qualified retirement plan under
Section 401(k) of the Code. The 401(k) Plan provides participants with retirement benefits and may also provide benefits upon death, disability or termination of employment with the Bank. Salaried, hourly and commission-paid employees are eligible to participate in the 401(k) Plan following the completion of three (3) months of employment and must be at least twenty-one
(21) years of age. Participants may make elective salary reduction contributions to the 401(k) Plan up to the lesser of 15% of the participant's compensation (as defined in the 401(k) Plan) or the legally permissible limit (currently $10,500) imposed by the Code. The Bank makes a matching employer contribution for employees which is equal to an amount of up to 50% of the employee contribution up to a maximum contribution of $2,000 per year. The matching contribution vests over a period of five (5) years. The 401(k) Plan permits participants to direct the investment of their 401(k) Plan account into various investment alternatives. Enrollment in the 401(k) Plan is limited to the beginning of a calendar quarter.

Executive Deferred Compensation Plan

      The Bank maintains an Executive Deferred Compensation Plan for the purpose of providing supplemental retirement benefits to a select group of executives and highly compensated employees in consideration of prior services rendered and as an inducement for their continued services in the future. The Plan is intended to be a top-hat plan, exempt from the participation, vesting, funding, and fiduciary requirements of Title I of ERISA, pursuant to ERISA ss.ss.201(2), 301(a)(3) and 401(a)(1). Notwithstanding the existence of a trust, (i) Participants have the status of general unsecured creditors of the Bank, (ii) the Plan constitutes a mere promise by the Bank to pay benefits in the future, and (iii) it is the intention of the parties that the arrangements be unfunded for tax purposes and for purposes of Title I of ERISA. The interest rate to be paid on the deferred amount shall not be less than the prime rate published in the "Wall Street Journal" as of December 31 of the preceding year.

Section 16 Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company's officers (as defined in regulations promulgated by the SEC thereunder) and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on a review of copies of all reports of ownership furnished to the Company, or written representations that no forms were necessary, the Company believes that during the last year it complied with all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners.

                             Stock Performance Graph

      The following graph shows a comparison of stockholder return on the Company's Common Stock based on the market price of Common Stock assuming the reinvestment of dividends, with the cumulative total returns for the companies on the Nasdaq Stock Market (U.S.) Index and the Nasdaq Bank Stocks Index for the period beginning on November 5, 1998, the first day of trading in the Company's Common Stock, through December 29, 2000. The data used to prepare the graph were prepared by the Center for Research in Security Prices ("CRSP") at the University of Chicago Graduate School of Business. The graph was derived from a limited period of time, and, as a result, may not be indicative of possible future performance of the Company's Common Stock.

                     Comparison of Cumulative Total Returns
          Among the Company, Nasdaq Stock Market (U.S. Companies) Index
                          and Nasdaq Bank Stocks Index
        (Performance Results from Inception on 11/5/98 through 12/29/00)

                                 [Graph omitted]

-------------------------------------------------------------------------------------------------------------
                                                            Legend

Symbol          CRSP Total Returns Index for:         11/1998   12/1998   06/1999   12/1999  06/2000  12/2000
------          ----------------------------          -------   -------   -------   -------  -------  -------
________ |_|    UCBH Holdings, Inc.                     100.0      93.4     126.4     144.9    188.9    330.9

--------. *     Nasdaq Stock Market (US Companies)      100.0     120.0     147.2     223.0    217.6    134.2

--------  ^     Nasdaq Bank Stocks                      100.0     101.2     104.2      97.2     85.5    111.0
                SIC 6020-6029, 6710-6719 US & Foreign

Notes:

      A.    The lines represent montly index levels derived from compounded daily returns that include all dividends.
      B.    The indexes are reweighted daily, using the market capitalization on the previous trading day.
      C.    If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
      D.    The index level for all series was set to $100.0 on 11/05/1998.
-------------------------------------------------------------------------------------------------------------

                                   PROPOSAL 2.
                          APPROVAL OF AMENDMENT TO THE
                   UCBH HOLDINGS, INC. 1998 STOCK OPTION PLAN

      The Company's 1998 Stock Option Plan was approved by the stockholders on July 30, 1998 and amended as of April 29, 1999. An aggregate of 933,333 shares of Common Stock are currently reserved for issuance under the Plan. As of January 31, 2001, options for 996,000 shares have been awarded under the Plan; however, options for 77,499 shares have been canceled. Therefore, as of January 31, 2001, 14,832 shares remain available for issuance under the Plan. All of the options that have been awarded, as of January 31, 2001, have an exercise price ranging from $15.00 to $45.25, which was not less than the fair market value on the respective date of grant. The Board of Directors believes that the availability of an adequate number of shares in the share reserve of the Plan is an important factor in continuing to attract, retain and motivate qualified employees and non-employee directors essential to the success of the Company and its subsidiaries and the options also provide these persons with a proprietary interest in the Company as an incentive to contribute to the success of the Company, promote the attention of management to other stockholders' concerns and reward employees for outstanding performance. Accordingly, the Board of Directors has adopted, subject to stockholder approval, an increase in the number of shares of Common Stock underlying the Plan to 1,866,666 shares.

Revision to Plan

      The Board of Directors approves, subject to stockholder ratification, the following amendment to Section 4 of the Plan as follows:

      "4.   STOCK SUBJECT TO THE PLAN.

      Subject to adjustment as provided in Section 14, the maximum number of shares reserved for Awards under the Plan is 1,866,666 shares of the Common Stock. These shares of Common Stock may be either authorized but unissued shares or authorized shares previously issued and reacquired by the Company. To the extent that Awards are granted under the Plan, the shares underlying such Awards will be unavailable for any other use including future grants under the Plan except that, to the extent that Awards terminate, expire, are forfeited or are canceled without having been exercised (in the case of Limited Rights, exercised for cash), new Awards may be made with respect to these shares."

      The following is a summary of the material terms of the Plan which is qualified in its entirety by the complete provisions of the Plan, which is on file with the Securities and Exchange Commission as Exhibit 10.5 to the Company's Registration Statement on Form S-1 (SEC File No. 333-58325), filed on July 1, 1998, as amended as of April 29, 1999.

General

      The Plan authorizes the granting of options to purchase Common Stock and option-related awards (collectively "Awards"). Subject to certain adjustments to prevent dilution of Awards to participants, the maximum number of shares reserved for purchase pursuant to the exercise of option and option-related Awards under the Plan is presently 933,333 shares and this proposal would raise the maximum number of shares to 1,866,666. All officers, other employees and Outside Directors of the Company and its affiliates, are eligible to receive Awards under the Plan. The Plan will be administered by a committee (the "Committee"). Authorized but unissued shares or shares previously issued and reacquired by the Company may be used to satisfy Awards under the Plan. The exercise of options granted under the Plan will result in an increase in the number of shares outstanding, and may have a dilutive effect on the holdings of existing stockholders. The Plan will be in effect for a period of ten years from the date of adoption by the Board of Directors.

Awards

      Types of Awards. The Plan authorizes the grant of Awards to employees and Outside Directors in the form of: (i) options to purchase the Company's Common Stock intended to qualify as incentive stock options under Section 422 of the Code (options which afford tax benefits to the recipients upon compliance with certain conditions and which do not result in tax deductions to the Company), referred to as "Incentive Stock Options"; (ii) options that do not so qualify (options which do not afford income tax benefits to recipients, but which may provide tax deductions to the Company), referred to as "Non-statutory Stock Options"; and (iii) limited rights which are exercisable only upon a change in control of the Company (as defined in the Plan) ("Limited Rights").

      Options. The Board of Directors (as of January 31, 2001) has granted 918,501 options to employees (including executive officers) and to Outside Directors at an exercise price of ranging from $15.00 to $45.25 per share under the Stock Option Plan. Options for 948,165 shares will be reserved and available under the Stock Option Plan for future grants to employees and/or Outside Directors if this Proposal is approved. All options granted to employees will be qualified as Incentive Stock Options to the extent permitted under Section 422 of the Code. Incentive Stock Options, at the discretion of the Committee with the concurrence of the holder, may be converted into Non-Statutory Stock Options. Pursuant to the Plan, the Committee has the authority to determine the date or dates on which each stock option shall become exercisable. The exercise price of all Incentive Stock Options must be 100% of the fair market value of the underlying Common Stock at the time of grant, except as provided below. The exercise price may be paid in cash or in Common Stock at the discretion of the Committee. See "Payout Alternative" and "Alternative Option Payments." All stock options that were granted in 1998, 1999 and 2000 had an exercise price ranging from $15.00 to $45.25. The options become exercisable in three equal annual installments. The first third of options granted in 1998, 1999 and 2000 become exercisable one year after the date of grant, and in equal annual installments thereafter.

      Incentive Stock Options may only be granted to employees. In order to qualify as Incentive Stock Options under Section 422 of the Code, the exercise price must not be less than 100% of the fair market value on the date of grant and the term of the option may not exceed ten years from the date of grant. Incentive Stock Options granted to any person who is the beneficial owner of more than 10% of the outstanding voting stock may be exercised only for a period of five years from the date of grant and the exercise price must be at least equal to 110% of the fair market value of the underlying Common Stock on the date of grant.

      Termination of Employment. Options granted under the Plan may be exercised at such time as the Committee determines, but in no event shall an option be exercisable more than ten years from the date of grant (or five years from date of grant in the case of Incentive Stock Options for a 10% owner). The Committee in its discretion may determine the time frame in which options may be exercised and may redesignate Incentive Stock Options as Non-statutory Stock Options.

      Upon the termination of an employee's or Outside Director's employment or service in the event of disability, change in control or death, all Non-statutory Stock Options shall immediately vest and become exercisable for one year after such termination, and in the event of termination for cause or termination of employment or service for any other reason including retirement or voluntary resignation, all vested Non-Statutory Stock Options as of the date of termination of employment or service shall be exercisable for a period of one year. Any unvested Non-Statutory Stock Options at that time shall become null and void.

      Upon the termination of an employee's employment in the event of disability, change in control, retirement or death, all Incentive Stock Options shall immediately vest and become exercisable for one year after such termination (however, in the event of a change in control or retirement, exercising after three months will result in loss of incentive stock option treatment under the Code), and in the event of termination for cause or termination of employment for any other reason including voluntary resignation, all vested Incentive Stock Options as of the date of termination of employment shall be exercisable for a period of one year. Any unvested Incentive Stock Options at that time shall become null and void.

      Limited Rights. Limited Rights are related to specific options granted and become exercisable in the event of a change in control of the Bank or the Company. Upon exercise, the optionee will be entitled to receive in lieu of purchasing the stock underlying the option, a lump sum cash payment equal to the difference between the exercise price of the related option and the fair market value of the shares of Common Stock subject to the option on the date of exercise of the right less any applicable tax withholding.

      Option Grants. It is currently intended that the options proposed to be granted will include Limited Rights and will vest either upon grant or over a period of time as determined by the Committee in its sole discretion; provided, however, that all options, whether or not then exercisable, will be immediately exercisable in the event the optionee's employment or service is terminated due to death, disability, a change in control, or, in the case of employees, retirement. The exercise price of all such options will be 100% of the fair market value of the underlying Common Stock at the time of grant.

      As of February 28, 2001, the fair market value per share of Common Stock was $56.0625.

Tax Treatment

      An optionee will generally not be deemed to have recognized taxable income upon grant or exercise of any Incentive Stock Option, provided that shares transferred in connection with the exercise are not disposed of by the optionee for at least one year after the date the shares are transferred in connection with the exercise of the option and two years after the date of grant of the option. If the holding periods are satisfied, upon disposal of the shares, the aggregate difference between the per share option exercise price and the fair market value of the Common Stock is recognized as income taxable at long term capital gains rates. No compensation deduction may be taken by the Company as a result of the grant or exercise of Incentive Stock Options, assuming these holding periods are met.

      In the case of the exercise of a Non-statutory Stock Option, an optionee will be deemed to have received ordinary income upon exercise of the stock option in an amount equal to the aggregate amount by which the per share exercise price is exceeded by the fair market value of the Common Stock. In the event shares received through the exercise of an Incentive Stock Option are disposed of prior to the satisfaction of the holding periods (a "disqualifying disposition"), the exercise of the option will be treated as the exercise of a Non-statutory Stock Option, except that the optionee will recognize the ordinary income for the year in which the disqualifying disposition occurs. The amount of any ordinary income deemed to have been received by an optionee upon the exercise of a Non-statutory Stock Option or due to a disqualifying disposition will be a deductible expense of the Company for tax purposes.

      In the case of Limited Rights, the option holder would have to include the amount paid to him upon exercise in his gross income for federal income tax purpose in the year in which the payment is made and the Company would be entitled to a deduction for federal income tax purposes of the amount paid.

Payout Alternatives

      The Committee has the sole discretion to determine what form of payment it shall use in distributing payments for all Awards. If the Committee requests any or all participants to make an election as to form of payment, it shall not be considered bound by the election. Any shares of Common Stock tendered in payment of an obligation arising under the Plan or applied to tax withholding amounts shall be valued at the fair market value of the Common Stock. The Committee may use treasury stock, authorized but unissued stock or it may direct the market purchase of shares of Common Stock to satisfy its obligations under the Plan.

Alternate Option Payments

      The Committee also has the sole discretion to determine the form of payment for the exercise of an option. The Committee may indicate acceptable forms in the Award Agreement covering such options or may reserve its decision to the time of exercise. No option is to be considered exercised until payment in full is accepted by the Committee. The Committee may permit the following forms of payment for options: (a) in cash or by certified check; (b) through borrowed funds, to the extent permitted by law; or (c) by tendering previously acquired shares of Common Stock. Any shares of Common Stock tendered in payment of the exercise price of an option shall be valued at the Fair Market Value of the Common Stock on the date prior to the date of exercise.

Amendment

      The Board of Directors may amend the Plan in any respect, at any time, provided that no amendment may affect the rights of an Awardholder without his or her permission.

Adjustments

      In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares without receipt or payment of consideration by the Company, or in the event a capital distribution is made, the Committee may make such adjustments to previously granted Awards, to prevent dilution, diminution or enlargement of the rights of the Awardholder. All Awards under this Stock Option Plan shall be binding upon any successors or assigns of the Company.

New Plan Benefits

      The Company cannot now determine the number of options to be received in the future by the Named Executive Officers, non-employee directors, all current officers as a group or all employees (including current officers who are not executive officers) as a group, as a result of the proposed increase in the number of shares reserved under the Stock Option Plan. See "Directors' Compensation-Option Plan" and "Executive Compensation-Option Grants During Year Ended December 31, 2000" for the number of stock options granted under the Stock Option Plan to directors and Named Executive Officers during 2000.

Stockholder Approval

      Under Delaware law and the Company's bylaws, the affirmative vote of a majority of the votes cast at the Annual Meeting, in person or by proxy, and entitled to vote is required to constitute stockholder approval and ratification of this Proposal 2. Accordingly, shares as to which the "ABSTAIN" box has been selected on the proxy card will not be counted as votes cast for purposes of Delaware law and the Company's bylaws. Shares underlying broker non-votes will not be counted as present and entitled to vote or as votes cast and will have no effect.

      Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted "FOR" approval of the amendment to the Company's 1998 Stock Option Plan.

              THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR"
                   APPROVAL OF THE AMENDMENT TO THE COMPANY'S
                             1998 STOCK OPTION PLAN.

                                   PROPOSAL 3.
                          APPROVAL OF AMENDMENT TO THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

      Under the present capital structure of the Company as set forth in the Certificate of Incorporation, the Company has 35,000,000 authorized shares of capital stock, consisting of 25,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. The Board of Directors believes that this capital structure is inadequate for the present and future needs of the Company. Therefore, the Board has approved an amendment to the Company's Certificate of Incorporation to increase the total number of authorized shares of capital stock to 100,000,000, consisting of 90,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock (See Appendix B). The Board believes that this capital structure would provide the Company with more flexibility to issue as needed shares of its Common Stock for possible stock splits, acquisitions, financings and other corporate purposes.

      As of February 28, 2001, 9,414,975 shares of Common Stock were outstanding and 933,333 shares were reserved for issuance pursuant to the Company's benefit plans, resulting in 14,651,692 shares remaining and available for future needs. As no shares of Preferred Stock are outstanding, 10,000,000 shares of Preferred Stock remain available for future issuance. Pending stockholder approval of this proposal to increase the authorized number of shares of Common Stock to 90,000,000 shares and Proposal 2 to increase the number of shares of Common Stock reserved for issuance under the Company's 1998 Stock Option Plan by 933,333 shares, the Company will have reserved 1,866,666 shares for issuance pursuant to the Company's Stock Option Plan and will have 78,718,359 authorized shares of Common Stock available for future needs.

      The increase in the number of authorized shares of Common Stock has not been proposed specifically for any anti-takeover-related purpose, and the Board of Directors and the management of the Company have no knowledge of any current effort to obtain control of the Company or accumulate large amounts of its Common Stock. However, the availability of additional shares of Common Stock could make any attempt to obtain control of the Company or of the Board more difficult. Shares of authorized but unissued Common Stock could be issued in an effort to dilute the stock ownership and voting power of any person or entity desiring to acquire control of the Company, which might have the effect of discouraging or making less likely a change in control.

      Authorizing additional shares of Common Stock would give the Board of Directors the authority, without further action of the stockholders, to issue such Common Stock from time to time as it deems necessary. The Board believes that it is necessary to have the ability to issue such additional shares of Common Stock for general corporate purposes as well as to effectuate Proposal 2 herein, relating to the Company's Stock Option Plan.

Stockholder Approval

      Under Delaware law and the Company's bylaws, the affirmative vote of a majority of the outstanding shares entitled to vote is required to constitute stockholder approval of this Proposal 3. Accordingly, shares as to which the "ABSTAIN" box has been selected on the proxy card with respect to this Proposal 3 will be counted as present and entitled to vote and shall have the effect of a vote against the matter. In contrast, shares underlying broker non-votes are not counted as present and entitled to vote on such proposal and have no effect on the vote on the proposal.

      Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted "FOR" approval of the amendment to the Company's Amended and Restated Certificate of Incorporation.

              THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED
                  CERTIFICATE OF INCORPORATION OF THE COMPANY.

                                   PROPOSAL 4.
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The Company's independent accountants for the year ended December 31, 2000 were PricewaterhouseCoopers LLP. The Company's Board of Directors has reappointed PricewaterhouseCoopers LLP to continue as independent accountants for the Company for the year ending December 31, 2001, subject to ratification of such appointment by the shareholders.

      Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the Annual Meeting.

      Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted "FOR" ratification of the appointment of PricewaterhouseCoopers LLP as the independent accountants of the Company.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT ACCOUNTANTS OF THE
                                    COMPANY.

                             ADDITIONAL INFORMATION

Shareholder Proposals

      To be considered for inclusion in the Company's proxy statement and form of proxy relating to the 2002 Annual Meeting of Stockholders, a stockholder proposal must be received by the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders not later than November 12, 2001. Any such proposal will be subject to 17 C.F.R. ss. 240.14a-8 of the Rules and Regulations under the Exchange Act.

Notice of Business to be Conducted at an Annual Meeting

      The Bylaws of the Company provide an advance notice procedure for a stockholder to properly bring business before an annual meeting. The stockholder must give written advance notice to the Secretary of the Company not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which the Company's notice to stockholders of the annual meeting date was mailed or such public disclosure was made. In the case of this Meeting, notice by the stockholder must be received before the close of business on March 22, 2001. The advance notice by stockholders must include the shareholder's name and address, as they appear on the Company's record of stockholders, a brief description of the proposed business, the reason for conducting such business at the Annual Meeting, the class and number of shares of the Company's capital stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided.

Other Matters Which May Properly Come Before the Meeting

      The Board of Directors knows of no business which will be presented for consideration at the Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

      Whether or not you intend to be present at the Meeting, you are urged to return your proxy card promptly. If you are then present at the Meeting and wish to vote your shares in person, your original proxy may be revoked by voting at the Meeting. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your recordholder to vote personally at the Meeting.

      A copy of the Form 10-K (without exhibits) for the year ended December 31, 2000 as filed with the Securities and Exchange Commission will be furnished without charge to beneficial owners of the Company's Common Stock upon written request to Eileen Romero, Corporate Secretary, UCBH Holdings, Inc., 711 Van Ness Avenue, San Francisco, California 94102.

                                              By Order of the Board of Directors


                                              /s/ Eileen Romero

                                              Eileen Romero
                                              Corporate Secretary

San Francisco, California
March 12, 2001

           YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.
             WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE
                 REQUESTED TO COMPLETE, DATE, SIGN AND PROMPTLY
                    RETURN THE ACCOMPANYING PROXY CARD IN THE
                         ENCLOSED POSTAGE-PAID ENVELOPE.

                                                                      APPENDIX A

                               UCBH HOLDINGS, INC.
                             UNITED COMMERCIAL BANK
                      AUDIT AND EXAMINING COMMITTEE CHARTER

MISSION STATEMENT

The Audit & Examining Committee will assist the board of directors in fulfilling its statutory and fiduciary oversight responsibilities. The Audit & Examining Committee will review the financial reporting process, the system of internal control, the audit process, and the institution's process for monitoring compliance with laws and regulations and with the code of conduct. In performing its duties, the Committee will maintain effective working relationships with the board of directors, management, regulators, and the internal and external auditors. To effectively perform his or her role, each Committee member will obtain an understanding of the detailed responsibilities of Committee membership as well as the institution's business, operations, and risks.

ORGANIZATION

Committee Size

o The size of Audit & Examining Committee shall be determined at the discretion of the board of directors but will have a minimum of three members.

Membership Qualifications

o The Audit & Examining Committee shall be comprised of members representing a balance of views, knowledge and experience, and other attributes as determined by the board of directors;

o Additionally, in accordance with 12 CFR 363.5 and related Guidelines and Interpretations;

o Each member shall be able to read and understand fundamental financial statements. A minimum of two members of the Audit & Examining Committee shall have accounting or related financial management expertise with current or past employment experience in the finance or accounting field, or other comparable experience or background; and

o The Audit & Examining Committee shall not include any members who are also "large customers" of the institution.

Independence of Members

o Members of the Committee shall be composed solely of "independent directors," as defined in 12 CFR 363.5, and Appendix to Part 363 - Guidelines and Interpretations; and by the SEC and NASDAQ.

Frequency of Meetings

o The Audit & Examining Committee shall meet on a quarterly basis during the calendar year or at the discretion of the Committee.

Appointment of Chairperson and Directors

o The Audit & Examining Committee chairperson and directors shall be appointed by the board of the directors, and shall serve a term of one year or as determined by the board of directors. The process by which vacancies on the Committee are filled, and the process by which members are removed from the Committee will be determined by the Board of Directors.

ROLES AND RESPONSIBILITIES

Internal Control

o Evaluate whether management is setting the appropriate tone at the top by communicating the importance of internal control and ensuring that all individuals possess an understanding of their roles and responsibilities;

o Review with the internal and external auditors and management the adequacy and effectiveness of internal controls, including computerized information systems;

o Review significant audit findings and/or internal control recommendations made by internal and external auditors;

o Ensure that internal and external auditors keep the Audit & Examining Committee informed about fraud, illegal acts, deficiencies in internal control, and certain other matters.

Financial Reporting

General

      o Review significant accounting and reporting issues and understand their impact on the financial statements; and

      o Review significant risks and exposures with management and the internal and external auditors, and review the plans to minimize such risks.

Annual Financial Statements

      o Meet and discuss with management and the external auditors the financial statements and the results of the audit to the extent as necessary;

      o Ensure that the external auditors communicate certain required matters to the Committee; and

      o In accordance with 12 CFR 363.5, review with management and the external auditors the basis for the report and attestation report prepared in accordance with the Federal Deposit Insurance Corporation Improvement Act.

Interim Financial Statements

      o Review and discuss with management and the external auditors the interim financial statements, the results of the external auditors' pre-issuance review of quarterly financial information, and information reported to the public to the extent as necessary;

      o Ensure that the external auditors communicate certain required matters to the Committee.

Compliance with Laws and Regulations

o Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management' investigation and follow-up (including disciplinary action) on any fraudulent acts or accounting irregularities;

o Periodically obtain updates from management and general counsel regarding compliance;

o Be satisfied that all regulatory compliance matters have been considered in the preparation of the financial statements; and

o Review the findings of any examinations by regulatory agencies such as the Federal Deposit Insurance Corporation, California Department of Financial Institutions, and the Securities and Exchange Commission.

Compliance with Code of Conduct

o Ensure that a code of conduct is formalized in writing and that all employees are aware of it;

o Evaluate whether management is setting the appropriate tone at the top by communicating the importance of the code of conduct and the guidelines for acceptable business practices;

o Review the program for monitoring compliance with the code of conduct; and obtain an update at least annually from management regarding compliance.

Internal Audit

o Provide oversight over the internal audit function. This oversight may include organizational structure and ongoing qualifications of the internal audit function; selection, performance evaluation, compensation, and retention of the Manager of Internal Audit; and overall effectiveness of the internal audit function.

External Audit

o Provide oversight over the external audit process. This oversight includes external auditors' proposed audit scope and approach, evaluation and annual reappointment recommendation to the board of directors and annual review of external auditors' independence.

o External auditor is accountable to the Committee and the board of directors, which has the authority to select, evaluate and replace the external auditor as appropriate.

Other Responsibilities

o In carrying out their responsibilities, the Audit & Examining Committee believes that its policies and procedures should be flexible to properly respond to changing conditions;

o The Committee may request the manager of internal audit to prepare annual calendar as a guide to facilitate planning of the matters that will consider at Committee meetings throughout the year;

o     Perform other oversight functions as requested by the full board; and

o Review the charter on an annual basis and/or update it as necessary; receive approval of changes from the board.

Reporting Responsibilities

o Regularly update the board of directors about Committee activities and appropriate recommendations.

RESOURCES AND ASSISTANCE

o The Audit & Examining Committee shall have authority to retain its own outside counsel without obtaining the approval of the institution's board of directors or management;

o The President of the Bank and Secretary of the Committee shall provide or arrange to provide such other information, data and services as the Committee may request. The Committee shall conduct such interviews or discussions as it deems appropriate with personnel of the institution, and others whose views the Committee would deem appropriate.

                                                                      APPENDIX B

                            CERTIFICATE OF AMENDMENT

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               UCBH HOLDINGS, INC.

      UCBH Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

      DOES HEREBY CERTIFY:

      FIRST: That by unanimous written consent in lieu of a meeting of the Board of Directors of UCBH Holdings, Inc., in accordance with Section 141(f) of the General Corporation Law of the State of Delaware resolutions were duly adopted setting forth a proposed amendment to Article FOURTH, Section A of the Amended and Restated Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and directing that the proposed amendment be considered at the next annual meeting of the stockholders. The resolution setting forth the proposed amendment is as follows:

      RESOLVED, that Article FOURTH, Section A of the Amended and Restated Certificate of Incorporation of UCBH Holdings, Inc. be and hereby is deleted and replaced with the following:

      FOURTH:

            A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred million (100,000,000) consisting of:

            1. Ten million (10,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock"); and

            2. Ninety million (90,000,000) shares of Common Stock, par value one cent ($.01) per share (the "Common Stock").

      SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

      THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, UCBH Holdings, Inc. has caused this certificate, which amends the Amended and Restated Certificate of Incorporation and which has been duly adopted by the Board of Directors of the Corporation and approved by the stockholders of the Corporation in accordance with the Section 242 of the General Corporation Law of the State of Delaware, to be executed and attested by its duly authorized officer this ___ day of April, 2001.

                                             UCBH Holdings, Inc.


                                             By:
                                                 ----------------------------
                                                 Jonathan H. Downing
                                                 Senior Vice President, Chief
                                                 Financial Officer and Treasurer

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED NOMINEES AND
                          "FOR" EACH OF THE PROPOSALS.

                                                       Please mark
                                                      your votes as  |X|
                                                      indicated in
                                                      this example

1. The election of the following directors (except as marked to the contrary below).

           FOR all nominees                WITHHOLD
             listed below                  AUTHORITY
          (except as marked        to vote for all nominees
           to the contrary)              listed below

                 |_|                          |_|

(1) Godwin Wong, (2) Thomas S. Wu, (3) Joseph S. Wu

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the number of that nominee on the line below.)

______________________________________________________________________________

2.    The approval of the amendment to the 1998 Stock     FOR   AGAINST  ABSTAIN
      Option Plan to increase the number of shares        |_|     |_|      |_|
      reserved for Awards under the Plan to 1,866,666.

3.    The approval of the amendment to the Amended and
      Restated Certificate of Incorporation of UCBH       |_|     |_|      |_|
      Holdings, Inc. to increase the total number of authorized shares to 100,000,000, consisting of 90,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.

4.    The ratification of PricewaterhouseCoopers LLP as
      the Company's independent accountants for 2001.     |_|     |_|      |_|


      The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders and of a Proxy Statement dated March 12, 2001 relating to this meeting and of the 2000 Annual Report to Stockholders.

      Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

Dated_________________________________________________

______________________________________________________
SIGNATURE OF STOCKHOLDER

______________________________________________________
SIGNATURE OF STOCKHOLDER

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
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

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                                REVOCABLE PROXY
                              UCBH HOLDINGS, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                 April 26, 2001
                            10:00 a.m. Pacific Time

      The undersigned hereby appoints the official proxy committee of the Board of Directors of UCBH Holdings, Inc. (the "Company"), each with full power of substitution, to act as attorneys and proxies for the undersigned, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders, to be held on April 26, 2001 at 10:00 a.m. Pacific Time, at the Holiday Inn, San Francisco Financial District, 750 Kearny Street, Coit Tower Room 1, San Francisco, California, and at any and all adjournments thereof, as indicated on the reverse side.

      This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR each of the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

              (CONTINUED AND TO BE SIGNED AND DATED ON OTHER SIDE)

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